UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   May 26, 2010

GREEN PLANET GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136583	41-2145746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33747 N. Scottsdale Rd., Suite 130, Scottsdale, AZ		85266
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 480-222-6222

Not Applicable
Former name or former address, if changed since last report

Copies to:

Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 26, 2010, the Registrant posted a press release on its web site and distributed it to third parties.  The substantive disclosures are included below.

Green Planet Group, Inc., (OTCBB:GPNG) announced today that it has taken a number of actions and will be taking other actions with respect to the acquisition of the assets and liabilities of Easy Staffing Services, Inc. and subsidiaries (collectively “Easy”) that its Lumea, Inc. subsidiaries acquired on March 1, 2009 (collectively “Lumea”).  Lumea is in the process of terminating the services of the president of Lumea, a number of management people, and a number of others have resigned, including family members of the president.  The president and principal owner of Easy is being terminated for continued and willful violations of his employment agreement and the Asset Purchase Agreement (the “APA”) and others for their violation of their respective contracts with Lumea, and actions inconsistent with their company obligations and non-compete agreements. Included in this violation was the nondefense by Easy of the claim by ACE American Insurance Company for premiums and claims for $5,000,000 which resulted in a garnishment of any future amounts to be paid Easy by Lumea.

The ex-employees have continued to solicit existing clients of Lumea for First Rate Staffing, Inc. in contravention of their ethical obligation and employment agreements. First Rate Staffing, Inc. is a Nevada corporation that is not currently licensed as a foreign corporation to do business in Arizona.

Lumea is pursuing restraining orders against these employees to prevent their further interference with and damage to the Company and litigation will seek joint and several restitution of the sums paid the sellers, payment for damages due to the conspiratorial actions of the employees, recovery of the damages resulting from the misrepresentations by the seller and JG Staffing concerning the ownership of that entity to induce Lumea to provide insurance coverage, and cancellation of the APA. In addition, Lumea is resisting workmen’s compensation claims incurred by Easy during the period of January and February 2009, before the APA, while Easy did not have the requisite workmen’s compensation coverage.

The continued refusal of Easy’s representatives to provide the necessary information for Green Planet to file the required audited financial statements for the two years prior to the acquisition of Easy, as required by the SEC,  has caused irreparable damage to the Company’s ability to raise capital.  The auditor for these entities has resigned as a result of the non-compliance by Easy’s representatives and refusal to sign the required representation letters with respect to accurate recording of income, expenses, payroll tax payments and filing obligations.  We believe that Easy and its predecessor failed to file the requisite payroll tax returns, report and pay accurate payroll taxes, send the appropriate annual wage reports to employees or file the requisite income tax returns. We believe this activity was participated in by Easy’s president, family members and other employees.

Lumea has notified the sellers that it will not make any further payments under the APA which at March 31, 2010 was approximately $7,204,000, but it cannot avoid approximately $800,000 of state payroll tax liability assessed against Lumea under the states’ theory of successor liability for taxes not paid by Easy.  Any net reduction would reduce the goodwill carried by the Company.  In addition, as a result of the substantially less than represented sales volume, losses incurred and required cash flows the Company is evaluating whether there has been any additional impairment of the good will and customer relationship intangible at March 31, 2010, the Company’s year end.

The combined impact of cancelling both the APA and Employment Agreement on Green Planet's balance sheet will be a reduction of debt and future obligations of approximately $8.4 million. Also the reduction in management staff as a result of these resignations and terminations immediately reduces annualized payroll expense by approximately $1.1 million. In addition, Lumea has made substantial changes to its operations, increased its sales and marketing efforts, acquired two small staffing businesses, revised it workmen’s compensation policies and claims procedures, and believes that it will become profitable within the next 60 days.

The full press release is included as Exhibit 99.1. This press release is being furnished pursuant to Regulation FD Disclosure. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Resignation letter
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   May 26, 2010

GREEN PLANET GROUP, INC.

By:	/s/ Edmond L. Lonergan

Edmond L. Lonergan
President – Chief Executive Officer